EXHIBIT 99.1
                                                                    ------------



                                                               [GRAPHIC OMITTED]
                                                                    [LOGO-NEXEN]

                           NEXEN INC. 801 - 7th Ave SW Calgary AB Canada T2P 3Z7
                                  T 403 699.4000 F 403 699.5776 www.nexeninc.com


MEDIA RELEASE

                                                           For immediate release


      NEXEN'S FIRST QUARTER CASH FLOW SOARS TO OVER HALF A BILLION DOLLARS


Q1 HIGHLIGHTS:

o GREW CASH FLOW PER SHARE 127% AND EARNINGS PER SHARE 343% FROM FIRST QUARTER 2002

o    GREW PRODUCTION AFTER ROYALTIES 4% FROM THE FOURTH QUARTER 2002

o ACQUIRED THE REMAINING 40% INTEREST IN ASPEN AND FIVE EXPLORATION BLOCKS IN THE GREATER ASPEN AREA

o    BECAME A DEEP-WATER OPERATOR IN THE GULF OF MEXICO

o    REDUCED NET DEBT BY $120 MILLION SINCE FOURTH QUARTER 2002


                                                  FIRST QUARTER   FOURTH QUARTER
                                                ----------------  --------------
     (Cdn$ millions)                              2003     2002       2002
     ---------------------------------------------------------------------------

     Net Sales                                     834      541        705
     Cash Flow from Operations                     563      255        409
            Per Common Share ($/share)            4.43     1.95       3.18
     Net Income                                    251       65        129
            Per Common Share ($/share)            1.95     0.44       0.96
     Capital Expenditures (1)                      493      347        446
     Production, before royalties (mboe/d)         264      267        262
     Production, after royalties (mboe/d)          177      175        170
     ---------------------------------------------------------------------------

     (1) Includes $172 million to acquire the remaining 40% interest in Aspen and surrounding acreage.


CALGARY, ALBERTA, MAY 6, 2003 - Nexen achieved record financial results for the first quarter of 2003, fueled by outstanding oil and gas prices, strong growth in our US operations, and solid performance from our marketing operations.

The average sales price realized for our oil and gas production was $45.84 per equivalent barrel (boe). After deducting royalties, cash taxes and operating costs, we generated a cash netback of $23.04 per boe.

"Our US operations are quickly becoming our largest source of cash flow," commented Charlie Fischer, Nexen's President and CEO. "Aspen benefits from low royalties and operating costs, and generated netbacks over Cdn $40 per boe in the first quarter - almost twice our corporate average. In the next few years, high netback volumes from Gunnison and Syncrude will continue this trend, accelerating value growth beyond simple volume growth."

"The true measure of value creation can be seen in our cash flow growth," continued Fischer. "While we expect production before royalties to grow modestly this year, net production should grow between 6% and 10% year-over-year and cash flow will grow even faster at 15%, assuming similar prices. Higher margin barrels contribute more to the bottom line and add more value for shareholders."

PRODUCTION AFTER ROYALTIES INCREASES 4% OVER FOURTH QUARTER

                                                 PRODUCTION BEFORE ROYALTIES         PRODUCTION AFTER ROYALTIES
                                            ----------------------------------    ----------------------------------
                                              First Quarter    Fourth Quarter        First Quarter   Fourth Quarter
                                                       2003              2002                 2003             2002
                                            ---------------- -----------------    ----------------- ----------------
Crude Oil, NGLs and Natural Gas (mboe/d)
     Yemen                                              116                117                  55                54
     Canada                                              76                 81                  58                61
     United States                                       44                 27                  38                22
     Australia                                            8                 11                   7                10
     Other Countries                                      6                  8                   5                 5
     Syncrude                                            14                 18                  14                18
                                            ---------------- -----------------    ----------------- ----------------
Total - mboe/d                                          264                262                 177               170
                                            ================ =================    ================= ================


First quarter production before royalties grew marginally from fourth quarter volumes last year. Crude oil volumes remained relatively flat averaging 214,800 barrels per day, while natural gas volumes grew 13% to 296 million cubic feet per day. However, production after royalties grew 4% from the fourth quarter to 177,000 boe per day, driven by production at Aspen that receives a government royalty holiday on the first 87.5 million equivalent barrels.

Our deep-water Aspen project boosted volumes by 16,000 boe per day in the first quarter, bringing total US production to 44,200 boe per day. This growth was partially offset by temporary shortfalls in Yemen, Syncrude and at our Hay property in Canada, and natural declines in Australia and Nigeria.

While daily production in Yemen averaged 116,000 barrels per day for the first quarter, we are currently producing over 120,000 barrels per day and expect to achieve our full-year target of 118,000 barrels per day. Production was lower in both the first quarter this year and fourth quarter last year as we shut-in a number of wells to replace downhole pump equipment. In addition to our ongoing drilling program at Masila, we plan to drill two exploration wells on Block 51, immediately to the west of Masila, in the second quarter.

In Canada, production volumes averaged 76,000 boe per day, down 5,000 boe from the fourth quarter due to weather-related interruptions, expansion and maintenance at Hay in northeast British Columbia and increased watercuts in some of our heavy oil wells. The Hay activities were completed in March and the field produced 9,600 barrels per day in April compared to 5,100 barrels in the fourth quarter.

At Syncrude, hydrotreater maintenance and an unscheduled turnaround of the LC finer reduced production by 4,400 barrels per day from the fourth quarter. Second quarter production will be impacted by a scheduled 5-week coker maintenance turnaround, which began in late March. Following that, full production will resume and we expect our share of production to average approximately 16,600 barrels per day in 2003.

"Our production has already climbed significantly since the first quarter," commented Fischer. "Total company volumes in April averaged approximately 277,000 boe per day, before royalties, and completion of Syncrude's coker maintenance will add another 7,500 barrels per day in May."


2003 OUTLOOK: 6% TO 10% GROWTH IN PRODUCTION AFTER ROYALTIES

For the full year, we expect production before royalties to average between 270,000 and 280,000 boe per day. This range reflects anticipated dispositions in Canada. Production after royalties will grow between 6% and 10% over 2002 levels, as Aspen production becomes a larger portion of our total mix. With production in this range, we expect to generate cash flow of approximately $1.7 billion or $13.35 per share in 2003, assuming oil prices average US $25 per barrel and gas prices average US $4.50 per thousand cubic feet for the rest of the year.

"At forecast prices, cash flow will exceed our capital requirements this year," commented Fischer. "Surplus cash flow and disposition proceeds will reduce net debt and support future investments in major growth opportunities like Nigeria and our Premium Synthetic Crude project."

DEEP-WATER OPERATOR THROUGH ASPEN ACQUISITION IN GULF OF MEXICO

In late March, we acquired the remaining 40% interest in Aspen and five exploration blocks in the Greater Aspen area from BP Exploration and Production Inc. for US $113 million, after closing adjustments. This acquisition increased our interest in Aspen to 100%, established Nexen as a deep-water operator, and increased our exploration acreage in the Greater Aspen area to over 80,000 net acres.

The additional 40% interest added 12,000 boe per day to our production starting March 27. To solidify our return, we sold approximately 60% of the incremental production forward for the next 12 months at an average price of US $29.50 per boe. Our cash netback on these hedged volumes, after processing and operating costs, is approximately US $23 per boe. Aspen is now producing 30,000 boe per day, of which 15% is natural gas. We expect production from Aspen to average 25,000 boe per day in 2003.

"As a deep-water operator, we now control the timing of future exploration and development activities in the Greater Aspen area," commented Fischer. "We see significant potential on this acreage and are evaluating drilling a third development well at Aspen later this year, followed by an exploration test of the adjacent Crested Butte prospect in 2004. Our goal is to fill our excess capacity at the Bullwinkle facility and continue growing this area as a core producing area for Nexen."

Aspen is located in 3,150 feet of water on Green Canyon Block 243. The Aspen field came on-stream in December 2002. We currently estimate total proved reserves at Aspen of approximately 60 million boe.

Elsewhere in the Gulf of Mexico, we expect to drill up to four additional exploration wells this year, including our deep-water Gotcha Prospect and a deep Miocene gas prospect on the shelf.


SUCCESSFUL DELINEATION OF BLOCK 222, OFFSHORE NIGERIA

Block 222 is located approximately 60 miles offshore Nigeria in the Gulf of Guinea, in water depths ranging from 600 feet to 3,300 feet. The Block contains two discoveries to date at Ukot and Usan, located approximately six miles apart. During the second quarter, we were very encouraged by the positive results of two appraisal wells - Usan-2 and Usan-3.

The two discovery wells and two appraisal wells have all encountered several oil-bearing horizons. A fifth well appraising the Ukot structure commenced drilling in April.

Delineation of the Usan and Ukot fields and further exploration of Block 222 is planned and the partners are analyzing the well and seismic data to continue appraisal of the Block. The operator, Elf Petroleum Nigeria Limited, on behalf of the joint venture partners, has applied to the Nigerian National Petroleum Corporation for granting of an Oil Mining Lease.

"Offshore West Africa is a strategic area for us," said Fischer. "We're very excited by the appraisal results of Block 222. The Block has the potential to be a significant resource for Nexen and development here would give us a solid foothold in this prospective area. We are also assessing other growth opportunities in Nigeria and other neighbouring jurisdictions."



MAJOR DEVELOPMENT PROJECTS CONTRIBUTE GROWTH IN 2004-2007

Progress continues on our other major development projects.

Gunnison, our second deep-water project in the Gulf of Mexico, is on budget and on schedule for production startup in early 2004. First production, initially from three subsea gas wells, will increase throughout the year and reach peak rates late next year. Approximately half of this production will be natural gas. All 10 development wells have been drilled and completion of three subsea wells has begun. The SPAR production facility is expected to be installed in the second half of 2003. Our share of the design capacity is 12,000 barrels of oil and 60 million cubic feet of gas per day. We expect to fill approximately 75% of this capacity with the current development plans, leaving room for growth from exploration and processing of third-party volumes. We have a 30% interest in Gunnison.

In conjunction with our Premium Synthetic Crude project at Long Lake, pilot testing of the steam assisted gravity drainage technology is underway. Three well pairs have been drilled, facilities are in place and steam injection began in April. Later this summer, we plan to process Long Lake bitumen through the primary upgrading demonstration plant. We are currently completing the Design Basis Memorandum for the commercial upgrader, which defines the scope and performance expectations of the various process units. We expect to complete this work soon and move into the detailed engineering phase. We expect to receive regulatory approval in the third quarter with a decision on commercial development late this year. Following commerciality, facilities construction would begin in 2004, with bitumen production in 2006 and upgrader start-up in 2007. Our Premium Synthetic Crude project is expected to add 30,000 barrels per day of synthetic oil production to Nexen in 2007.

Syncrude's Stage 3 expansion is proceeding well. The project includes expanding the Aurora mine and extraction facility and increasing the output from the Mildred Lake upgrader by 50%. The mine site development is 66% complete and on schedule for bitumen production in the fourth quarter this year. The upgrader expansion is 16% complete, with completion targeted for mid-2005. Our 7.23% share of Syncrude's production is expected to increase to over 25,000 barrels per day with the completion of the Stage 3 expansion. Total costs for the expansion are estimated at $5.7 billion ($410 million net to Nexen).

"We continue to build strong positions in the deep-water Gulf of Mexico, Athabasca oil sands, the Middle East and West Africa," commented Fischer. "These strategic basins offer significant running room, material growth opportunities and outstanding returns on investments. We expect our major development projects in these basins to add between 80,000 and 90,000 boe of daily production, after royalties, over the next five years."


QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.075 per common share payable July 1, 2003 to shareholders of record on June 10, 2003.

Nexen Inc. is an independent, Canadian-based global energy and chemicals company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development, a growing industrial bleaching chemicals business, and leadership in ethics, integrity and environmental protection.


For further information contact:

Tim Jeffery, CFA
Director, Investor Relations
(403) 699-5322
or
Grant Dreger, CA
Manager, Investor Relations
(403) 699-5273 801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3Z7


www.nexeninc.com
----------------

FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; THE ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS WHERE NEXEN CARRIES ON BUSINESS; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASES IN TAXES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY INSURGENT OR OTHER ARMED GROUPS OR OTHER CONFLICT. THE IMPACT OF ANY ONE FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS SUCH FACTORS ARE INTERDEPENDENT UPON OTHER FACTORS, AND MANAGEMENT'S COURSE OF ACTION WOULD DEPEND ON ITS ASSESSMENT OF THE FUTURE CONSIDERING ALL INFORMATION THEN AVAILABLE. ANY STATEMENTS AS TO POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS, CAPACITY EXPANSIONS, DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES, FUTURE PRODUCTION RATES, CASH FLOWS AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 7 AND 7A IN OUR 2002 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO U.S. INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES" AND "RESOURCE" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. PLEASE REFER TO OUR 2002 ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.


Q1 2003 EARNINGS CONFERENCE CALL NOTICE

Date: Tuesday, May 6, 2003
Time: 12:30 p.m. Mountain Time (2:30 p.m. Eastern Time)

We invite you to learn more about Nexen by joining our First Quarter Earnings Conference Call. Executive Vice President and CFO, Marvin Romanow and President and CEO, Charlie Fischer will discuss our first quarter results and plans for the rest of the year. To listen to the conference call, please call one of these two lines:

800-814-4859      (North American Toll-Free)
416-640-4127      (Toronto or International)

A replay of the call will be available for two weeks starting 4:30 p.m. Eastern Time, May 6, 2003 by calling (416) 640-1917 and entering passcode 247767 followed by the pound key (#). A live and on demand webcast of the conference call will be available at www.nexeninc.com.
                          ----------------

NEXEN INC.
FINANCIAL HIGHLIGHTS

                                                                 THREE
                                                                 MONTHS
                                                                 ENDED
                                                                MARCH 31
                                                          -------------------
(Cdn$ millions)                                            2003         2002
-----------------------------------------------------------------------------

Net Sales                                                   834          541
Cash Flow from Operations                                   563          255
     Per Common Share ($/share)                            4.43         1.95
     Per Common Share -Diluted ($/share)                   4.41         1.93
Net Income                                                  251           65
     Per Common Share ($/share)                            1.95         0.44
     Per Common Share -Diluted ($/share)                   1.94         0.44
Capital Expenditures (1)                                    493          347
Net Debt (2)                                              1,655        1,534
Common Shares Outstanding (millions of shares)            123.1        121.7
-----------------------------------------------------------------------------

(1) Includes $172 million to acquire the 40% interest in Aspen and surrounding acreage.

(2)  Net Debt is defined as long-term debt less working capital.



CASH FLOW FROM OPERATIONS (1)

                                                                 THREE
                                                                 MONTHS
                                                                 ENDED
                                                                MARCH 31
                                                          -------------------
(Cdn$ millions)                                            2003         2002
-----------------------------------------------------------------------------
Cash Flow from Operations
Oil and Gas
     Yemen (2)                                              155          107
     Canada                                                 161           91
     United States                                          159           36
     Australia                                               15            8
     Other Countries                                          8            9
     Marketing                                               54            6
     Syncrude                                                31           23
                                                          -------------------
                                                            583          280
Chemicals                                                    17           16
                                                          -------------------
                                                            600          296
Interest and Other Corporate Items                          (32)         (33)
Income Taxes (3)                                             (5)          (8)
                                                          -------------------

Cash Flow from Operations                                   563          255
=============================================================================

(1) Defined as cash generated from operating activities before changes in non-cash working capital and other.

(2)    After in-country cash taxes of $51 million (2002 - $37 million).

(3)    Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES)

                                                                 THREE
                                                                MONTHS
                                                                 ENDED
                                                               MARCH 31
                                                        --------------------
                                                            2003       2002
----------------------------------------------------------------------------
Crude Oil and Natural Gas Liquids (mbbls/d)
     Yemen                                                 116.0      118.4
     Canada                                                 49.2       58.9
     United States                                          21.7       10.1
     Australia                                               8.0        4.2
     Other Countries                                         6.3       10.0
     Syncrude                                               13.6       16.6
                                                        --------------------
                                                           214.8      218.2
                                                        ====================

Natural Gas (mmcf/d)
     Canada                                                  161        175
     United States                                           135        119
                                                        --------------------
                                                             296        294
                                                        ====================

Total Production (mboe/d)                                    264        267
============================================================================


PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                                THREE
                                                                MONTHS
                                                                ENDED
                                                               MARCH 31
                                                        --------------------
                                                            2003       2002
----------------------------------------------------------------------------
Crude Oil and Natural Gas Liquids (mbbls/d)
     Yemen                                                  55.4       55.8
     Canada                                                 37.3       45.1
     United States                                          19.1        8.4
     Australia                                               6.5        3.8
     Other Countries                                         5.3        7.1
     Syncrude                                               13.5       16.4
                                                        --------------------
                                                           137.1      136.6
                                                        ====================

Natural Gas (mmcf/d)
     Canada                                                  124        134
     United States                                           114         99
                                                        --------------------
                                                             238        233
                                                        ====================

Total Production (mboe/d)                                    177        175
============================================================================

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                            TOTAL
                                                QUARTER - 2003              QUARTERS - 2002                  YEAR
                                               -------------------------------------------------------------------
(all dollar amounts in Cdn $ unless noted)                1st       1st        2nd       3rd        4th      2002
------------------------------------------------------------------------------------------------------------------
PRICES:
WTI Oil (US $/bbl)                                      33.86     21.64      26.25     28.30      28.15     26.09
Nexen Average - Oil (Cdn $/bbl)                         44.93     31.00      36.74     40.77      39.78     37.13
NYMEX Gas (US $/mmbtu)                                   6.32      2.50       3.44      3.21       4.33      3.37
Nexen Average - Gas (Cdn $/mcf)                          8.35      3.34       4.53      3.82       5.43      4.25
------------------------------------------------------------------------------------------------------------------

NETBACKS:
CANADA - LIGHT OIL AND NGLS
Sales (mbbls/d)                                          22.1      26.5       26.5      25.8       24.6      25.9

Price Received ($/bbl)                                  46.12     29.35      36.10     38.92      38.29     35.62
Royalties & Other                                       12.15      6.59       9.13      9.87      10.14      8.91
Operating Costs                                          6.87      5.35       5.21      5.78       6.03      5.52
------------------------------------------------------------------------------------------------------------------
Netback                                                 27.10     17.41      21.76     23.27      22.12     21.19
------------------------------------------------------------------------------------------------------------------

CANADA - HEAVY OIL
Sales (mbbls/d)                                          27.1      32.4       31.1      29.5       29.0      30.4

Price Received ($/bbl)                                  34.06     22.19      27.79     31.89      27.73     27.31
Royalties & Other                                        8.41      4.62       6.29      7.55       6.61      6.24
Operating Costs                                          8.28      7.77       8.22      8.34       7.96      8.06
------------------------------------------------------------------------------------------------------------------
Netback                                                 17.37      9.80      13.28     16.00      13.16     13.01
------------------------------------------------------------------------------------------------------------------

CANADA - TOTAL OIL
Sales (mbbls/d)                                          49.2      58.9       57.6      55.3       53.6      56.3

Price Received ($/bbl)                                  39.48     25.42      31.58     35.17      32.57     31.13
Royalties & Other                                       10.09      5.51       7.60      8.63       8.23      7.46
Operating Costs                                          7.62      6.68       6.84      7.15       7.11      6.90
------------------------------------------------------------------------------------------------------------------
Netback                                                 21.77     13.23      17.14     19.39      17.23     16.77
------------------------------------------------------------------------------------------------------------------

CANADA - NATURAL GAS
Sales (mmcf/d)                                            161       175        160       167        164       167

Price Received ($/mcf)                                   6.77      2.80       3.83      3.05       4.60      3.56
Royalties & Other                                        1.39      0.77       0.88      0.55       0.90      0.77
Operating Costs                                          0.41      0.37       0.73      0.53       0.58      0.54
------------------------------------------------------------------------------------------------------------------
Netback                                                  4.97      1.66       2.22      1.97       3.12      2.25
------------------------------------------------------------------------------------------------------------------

YEMEN
Sales (mbbls/d)                                         116.1     118.0      120.3     114.9      117.8     117.7

Price Received ($/bbl)                                  45.69     32.75      38.34     42.29      41.80     38.80
Royalties & Other                                       23.87     17.31      20.18     22.12      22.18     20.45
Operating Costs                                          2.03      1.78       1.85      2.01       2.16      1.95
In-country Taxes                                         4.91      3.49       4.98      5.42       5.33      4.81
------------------------------------------------------------------------------------------------------------------
Netback                                                 14.88     10.17      11.33     12.74      12.13     11.59
------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (CONTINUED) (1)

                                                                                                            TOTAL
                                                QUARTER - 2003              QUARTERS - 2002                  YEAR
                                               -------------------------------------------------------------------
(all dollar amounts in Cdn $ unless noted)                1st       1st        2nd       3rd        4th      2002
------------------------------------------------------------------------------------------------------------------
UNITED STATES
Oil:
   Sales (mbbls/d)                                       21.7      10.1       10.4       8.9       10.3       9.9
   Price Received ($/bbl)                               46.00     32.25      39.65     41.73      42.02     38.88
Gas:
   Sales (mmcf/d)                                         135       119        116       115         99       112
   Price Received ($/mcf)                               10.22      4.14       5.50      4.93       6.81      5.29
Total Sales Volume (mboe/d)                              44.2      29.9       29.7      28.0       26.8      28.6

Price Received ($/boe)                                  53.82     27.35      35.19     33.45      41.32     34.21
Royalties & Other                                        7.83      4.65       5.99      5.56       7.18      5.82
Operating Costs                                          5.32      8.35       9.32      8.31      10.41      9.09
------------------------------------------------------------------------------------------------------------------
Netback                                                 40.67     14.35      19.88     19.58      23.73     19.30
------------------------------------------------------------------------------------------------------------------

AUSTRALIA
Sales (mbbls/d)                                           7.9       8.1       17.1      18.9       11.5      13.9

Price Received ($/bbl)                                  48.13     33.72      37.41     43.57      43.70     40.30
Royalties & Other                                        8.83      3.20       9.67      9.37       6.02      7.88
Operating Costs                                         17.60     18.64       7.13      7.15      11.80      9.76
------------------------------------------------------------------------------------------------------------------
Netback                                                 21.70     11.88      20.61     27.05      25.88     22.66
------------------------------------------------------------------------------------------------------------------

OTHER COUNTRIES
Sales (mbbls/d)                                           5.1       9.1       10.2      10.5        8.4       9.6

Price Received ($/bbl)                                  48.84     33.05      39.67     41.59      41.12     38.96
Royalties & Other                                       11.39      9.99      20.14     17.31      17.93     16.48
Operating Costs                                          8.02      5.89       6.54      6.90       5.28      6.21
------------------------------------------------------------------------------------------------------------------
Netback                                                 29.43     17.17      12.99     17.38      17.91     16.27
------------------------------------------------------------------------------------------------------------------

SYNCRUDE
Sales (mbbls/d)                                          13.6      16.6       12.9      18.9       18.0      16.6

Price Received ($/bbl)                                  51.84     34.10      40.62     44.26      43.64     40.89
Royalties & Other                                        0.52      0.34       0.40      0.44       0.27      0.36
Operating Costs                                         26.40     17.97      30.70     14.37      16.83     19.09
------------------------------------------------------------------------------------------------------------------
Netback                                                 24.92     15.79       9.52     29.45      26.54     21.44
------------------------------------------------------------------------------------------------------------------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                              262.9     269.8      274.5     274.3      263.4     270.4

Price Received ($/boe)                                  45.84     28.95      35.18     37.71      38.58     35.14
Royalties & Other                                       15.10     10.24      12.97     13.24      13.73     12.56
Operating Costs                                          5.54      5.27       5.83      5.23       5.61      5.48
In-country Taxes                                         2.16      1.53       2.18      2.27       2.38      2.10
------------------------------------------------------------------------------------------------------------------
Netback                                                 23.04     11.91      14.20     16.97      16.86     15.00
------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31
Cdn$ millions

                                                          2003    2002
----------------------------------------------------------------------
REVENUES
    Net Sales (Note 1)                                     834     541
    Marketing and Other (Note 1)                           175     122
    Gain on Disposition of Assets                           --      13
                                                         -------------
                                                         1,009     676
                                                         -------------
EXPENSES
    Operating                                              204     186
    Transportation and Other (Note 1)                      130     116
    General and Administrative                              37      38
    Depreciation, Depletion and Amortization               191     180
    Exploration                                             41      37
    Interest (Note 4)                                       28      23
                                                         -------------
                                                           631     580
                                                         -------------

INCOME BEFORE INCOME TAXES                                 378      96
                                                         -------------

PROVISION FOR INCOME TAXES
    Current                                                 56      45
    Future                                                  71     (14)
                                                         -------------
                                                           127      31
                                                         -------------

NET INCOME                                                 251      65

DIVIDENDS ON PREFERRED SECURITIES, NET OF INCOME TAXES      11      11
                                                         -------------

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS             240      54
                                                         =============

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 7)                                        1.95    0.44
                                                         =============

    Diluted (Note 7)                                      1.94    0.44
                                                         =============

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions

                                                      MARCH 31   DECEMBER 31
                                                        2003         2002
----------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Short-Term Investments                      96          59
      Accounts Receivable (Note 2)                      1,665         988
      Inventories and Supplies (Note 3)                   174         256
      Other                                                22          26
                                                      -----------------------
          Total Current Assets                          1,957       1,329

    PROPERTY, PLANT AND EQUIPMENT                       4,988       4,863
    GOODWILL                                               36          36
    FUTURE INCOME TAX ASSETS                              239         263
    DEFERRED CHARGES AND OTHER ASSETS                      79          69
                                                      -----------------------

                                                        7,299       6,560
                                                      =======================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings (Note 4)                       32          18
      Accounts Payable and Accrued Liabilities          1,736       1,194
      Accrued Interest Payable                             23          39
      Dividends Payable                                     9           9
                                                      -----------------------
          Total Current Liabilities                     1,800       1,260
                                                      -----------------------

    LONG-TERM DEBT (Note 4)                             1,812       1,844
    FUTURE INCOME TAX LIABILITIES                         935         873
    DISMANTLEMENT AND SITE RESTORATION                    188         191
    OTHER DEFERRED CREDITS AND LIABILITIES                 45          44
    SHAREHOLDERS' EQUITY (Note 6)
      Preferred Securities                                724         724
      Common Shares, no par value
        Authorized: Unlimited
        Outstanding:     2003 - 123,137,779 shares
                         2002 - 122,965,830 shares        445         440
      Retained Earnings                                 1,300       1,069
      Cumulative Foreign Currency Translation
      Adjustment                                           50         115
                                                      -----------------------
          Total Shareholders' Equity                    2,519       2,348
                                                      -----------------------

COMMITMENTS AND CONTINGENCIES (Note 8)
                                                        7,299       6,560
                                                      =======================

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31
Cdn$ millions

                                                                   2003    2002
--------------------------------------------------------------------------------
 OPERATING ACTIVITIES
    Net Income                                                      251      65
    Charges and Credits to Income not Involving Cash                271     153
    Exploration Expense                                              41      37
    Changes in Non-Cash Working Capital                             (66)   (199)
    Other                                                           (15)     24
                                                                   ------------
                                                                    482      80

FINANCING ACTIVITIES
    Proceeds from Long-Term Debt                                    124     793
    Repayment of Long-Term Debt                                      --    (420)
    Proceeds from (Repayment of) Short-Term Borrowings, Net          14     (51)
    Dividends on Preferred Securities                               (18)    (18)
    Dividends on Common Shares                                       (9)     (9)
    Issue of Common Shares                                            5      10
    Other                                                            --     (22)
                                                                   ------------
                                                                    116     283

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                  (325)   (323)
      Proved Property Acquisitions                                 (164)     --
      Chemicals, Corporate and Other                                 (4)    (24)
    Proceeds on Disposition of Assets                                --      29
    Changes in Non-Cash Working Capital                              (3)     19
                                                                   ------------
                                                                   (496)   (299)


EFFECT OF EXCHANGE RATE CHANGES ON CASH AND SHORT-TERM INVESTMENTS  (65)      5
                                                                   ------------

INCREASE IN CASH AND SHORT-TERM INVESTMENTS                          37      69

CASH AND SHORT-TERM INVESTMENTS - BEGINNING OF PERIOD                59      61
                                                                   ------------

CASH AND SHORT-TERM INVESTMENTS - END OF PERIOD                      96     130
                                                                   ============

Interest Paid                                                        50      22
                                                                   ============

Income Taxes Paid                                                    54      40
                                                                   ============

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2002
Cdn$ millions

                                                                                                           CUMULATIVE
                                                                                                              FOREIGN
                                                                                                             CURRENCY
                                                          PREFERRED          COMMON         RETAINED      TRANSLATION
                                                         SECURITIES          SHARES         EARNINGS       ADJUSTMENT
----------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2002                                               724             440            1,069              115
    Exercise of Stock Options                                    --               1               --               --
    Issue of Common Shares                                       --               4               --               --
    Net Income                                                   --              --              251               --
    Dividends on Preferred Securities, Net of
      Income Taxes                                               --              --              (11)              --
    Dividends on Common Shares                                   --              --               (9)              --
    Translation Adjustment, Net of Income Taxes                  --              --               --              (65)
                                                  --------------------------------------------------------------------

MARCH 31, 2003                                                  724             445            1,300               50
                                                  ====================================================================


                                                                                                           CUMULATIVE
                                                                                                              FOREIGN
                                                                                                             CURRENCY
                                                          PREFERRED          COMMON         RETAINED      TRANSLATION
                                                         SECURITIES          SHARES         EARNINGS       ADJUSTMENT
----------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2001                                               724             389              697               94
    Exercise of Stock Options                                    --               5               --               --
    Issue of Common Shares                                       --               5               --               --
    Net Income                                                   --              --               65               --
    Dividends on Preferred Securities, Net of
      Income Taxes                                               --              --              (11)              --
    Dividends on Common Shares                                   --              --               (9)              --
    Translation Adjustment, Net of Income Taxes                  --              --               --               (1)
                                                  --------------------------------------------------------------------

MARCH 31, 2002                                                  724             399              742               93
                                                  ====================================================================

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions except as noted

1.       ACCOUNTING POLICIES

The Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and US GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 10. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at March 31, 2003 and the results of our operations and our cash flows for the three months ended March 31, 2003 and 2002.

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Actual results can differ from those estimates. The results of operations and cash flows for the three months ended March 31, 2003 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2003.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K. The accounting policies we follow are in Note 1 of the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.


CHANGES IN ACCOUNTING POLICIES - MARKETING ACTIVITIES

MARK-TO-MARKET

On October 25, 2002, regulators changed accounting principles, eliminating mark-to-market accounting for our marketing inventories and our non-derivative energy contracts. Under the new principles:

o    We measure marketing inventories at the lower of cost or market; and

o We record non-derivative energy contracts, including our transportation and storage capacity contracts, at cost as incurred.

We recorded the change to inventory prospectively as the effects on previous periods could not be determined. Inventories at October 25, 2002 were attributed a cost based on their market value on that date. Inventories purchased after October 25, 2002 have been recorded at cost. We removed the mark-to-market on our transportation contracts from earnings retroactively to the beginning of 2002. The impact on previous years was immaterial.


PRESENTATION OF TRANSPORTATION
During 2002, we adopted the new interpretation of the Emerging Issues Committee relating to the presentation of costs for which we are reimbursed. We pay for the transportation of the crude oil, natural gas and chemicals products that we market, and then bill our customers for the transportation. Under the new interpretation, this transportation is presented as a cost to us. Previously, we netted this cost against our revenue. We show these costs as transportation and other on the Unaudited Consolidated Statement of Income, resulting in the following increases:

                                                                 THREE MONTHS
                                                                ENDED MARCH 31
                                                             2003           2002
--------------------------------------------------------------------------------
Increase to:
   Net Sales                                                  10               8
   Marketing and Other                                       119             104

   Transportation and Other                                  129             112
                                                       -------------------------

Certain comparative figures have been reclassified to ensure consistency with current year presentation.

2.       ACCOUNTS RECEIVABLE

                                                     MARCH 31      DECEMBER 31
                                                         2003             2002
-------------------------------------------------------------------------------
Trade
    Oil and Gas
      Marketing                                         1,252             574
      Other                                               334             330
    Chemicals and Other                                    53              59
                                                    ---------------------------
                                                        1,639             963
 Non-Trade                                                 35              34
                                                    ---------------------------
                                                        1,674             997
 Allowance for Doubtful Accounts                           (9)             (9)
                                                    ---------------------------
                                                        1,665             988
                                                    ===========================
3.       INVENTORIES AND SUPPLIES

                                                     MARCH 31      DECEMBER 31
                                                         2003             2002
-------------------------------------------------------------------------------
Finished Products
    Oil and Gas
      Marketing                                            59             130
      Other                                                 3              --
    Chemicals and Other                                     6              13
                                                    ---------------------------
                                                           68             143
Work in Process                                             6               6
Field Supplies                                            100             107
                                                    ---------------------------
                                                          174             256
                                                    ===========================
4.       LONG-TERM DEBT

                                                      MARCH 31      DECEMBER 31
                                                          2003             2002
-------------------------------------------------------------------------------
Unsecured Syndicated Term Credit Facilities                73              --
Unsecured Redeemable Notes, due 2004 (a)                  331             355
Unsecured Redeemable Debentures, due 2006                 104             108
Unsecured Redeemable Medium Term Notes, due 2007          150             150
Unsecured Redeemable Medium Term Notes, due 2008          125             125
Unsecured Redeemable Notes, due 2028                      294             316
Unsecured Redeemable Notes, due 2032                      735             790
                                                    ---------------------------
                                                        1,812           1,844
                                                    ===========================

a)       UNSECURED REDEEMABLE NOTES, DUE 2004

The Unsecured Redeemable Notes are due in February 2004. We intend to refinance this obligation with existing long-term debt facilities, and accordingly, it has not been included in current liabilities at March 31, 2003.

b)       SHORT-TERM BORROWINGS

Occasionally, we sell the future proceeds of our accounts receivable; however, we retain a 10% exposure to related credit losses. At March 31, 2003, we sold $220 million of accounts receivable proceeds (December 31, 2002 - $178 million). The retained credit exposure of $22 million (December 31, 2002 - $18 million) is included in short-term borrowings.

c)       INTEREST EXPENSE
                                                           THREE MONTHS
                                                          ENDED MARCH 31
                                                         2003        2002
----------------------------------------------------------------------------
 Long-Term Debt                                            34         25
 Other                                                      2          1
                                                    ------------------------
 Total                                                     36         26
    Less: Capitalized                                       8          3
                                                    ------------------------
                                                           28         23
                                                    ========================

Capitalized interest relates to and is included as part of the cost of oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.

5.       DERIVATIVE INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

In March 2003, we sold WTI and NYMEX gas forward contracts for the next 12 months to lock in a portion of our return on the purchase of the remaining 40% interest in the Aspen field. The forward contracts fix our price per bbl and our price per mmbtu of gas at the contract prices for the hedged volumes, less applicable price differentials. At March 31, 2003, the fair value of these instruments was $5 million. We will recognize the realized gains or losses on these contracts in the same periods as the hedged production is sold.

Hedged Volumes                 Period                          Fixed Price (US$)
--------------------------------------------------------------------------------
5,000 bbls/d                   April 2003 - March 2004              28.50/bbl
12,000 mmbtu/d                 April 2003 - March 2004             5.35/mmbtu


6.       SHAREHOLDERS' EQUITY

a)       ESTIMATED FAIR VALUE OF STOCK OPTIONS

We use the intrinsic-value method of accounting for stock options. Under this method, no compensation expense is recognized for stock options granted to employees and directors. As required under GAAP, we also make certain pro forma disclosures as if the fair-value method of accounting was applied. The assumptions for the three months ended March 31, 2003 are the same as for the year ended December 31, 2002, as described in Note 8(f) to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.

The following shows our pro forma net income and earnings per common share had we applied the fair-value method of accounting to all stock options outstanding:

                                                                   THREE MONTHS
                                                                  ENDED MARCH 31
                                                                   2003     2002
--------------------------------------------------------------------------------
 Net Income Attributable to Common Shareholders
    As Reported                                                    240       54
      Less: Fair Value of Stock Options                              6        6
                                                             -------------------
    Pro Forma                                                      234       48
                                                             ===================

 Earnings Per Common Share ($/share)
    Basic as Reported                                             1.95      0.44
                                                             ===================
    Pro Forma                                                     1.90      0.40
                                                             ===================

    Diluted as Reported                                           1.94      0.44
                                                             ===================
    Pro Forma                                                     1.89      0.39
                                                             ===================

b)       DIVIDENDS

Dividends per common share for the three months ended March 31, 2003 were $0.075 (2002 - $0.075).

7.       EARNINGS PER COMMON SHARE

We calculate earnings per common share using Net Income Attributable to Common Shareholders and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share using Net Income Attributable to Common Shareholders and the weighted-average number of diluted common shares outstanding.

                                                                         THREE MONTHS
                                                                        ENDED MARCH 31
(MILLIONS OF SHARES)                                                   2003        2002
----------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                  123.1      121.5
Shares issuable pursuant to stock options                               5.1        5.8
Shares to be purchased from proceeds of stock options                  (4.4)      (4.5)
                                                                  ----------------------
Weighted-average number of diluted common shares outstanding          123.8      122.8
                                                                  ======================

In calculating diluted earnings per common share, we excluded 4.2 million options (2002 - 2.9 million) because the exercise price was greater than the average market price of our common shares in those periods. During the periods presented, outstanding stock options were the only dilutive instrument.

8.       COMMITMENTS AND CONTINGENCIES

As described in Note 10 to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our consolidated financial position or results of operations.

9.       OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Syncrude and Chemicals in various geographic locations as described in Note 15 to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.


MARCH 31, 2003
(Cdn$ millions)

                                                                                                                CORPORATE
                                                                                                                      AND
                                                    OIL AND GAS                              SYNCRUDE  CHEMICALS    OTHER      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                UNITED                OTHER
                                YEMEN  CANADA   STATES  AUSTRALIA COUNTRIES(1) MARKETING(2)
                              ------------------------------------------------------------
 Net Sales                        228     208      184         28           17           8         63         98       --        834
 Marketing and Other               --       1       --         --           --         181         --         --       (7)(3)    175
 Gain on Disposition of Assets     --      --       --         --           --          --         --         --       --         --
                              ------------------------------------------------------------------------------------------------------
 Total Revenues                   228     209      184         28           17         189         63         98       (7)     1,009
 Less: Expenses
  Operating                        21      40       21         13            4           7         32         66       --        204
  Transportation and Other         --      --        1         --           --         119         --         10       --        130
  General and Administrative        1       8        3         --            5           9         --          5        6         37
  Depreciation, Depletion and
    Amortization                   42      64       49          6            6           3          3         14        4        191
  Exploration                       2      18       15         --            6(4)       --         --         --       --         41
  Interest                         --      --       --         --           --          --         --         --       28         28
                              ------------------------------------------------------------------------------------------------------
 Income (Loss) before Income
    Taxes                         162      79       95          9           (4)         51         28          3      (45)       378
                              ======================================================================================================
 Less: Provision for Income
  Taxes(5)                                                                                                                       127
                                                                                                                              ------
 Net Income                                                                                                                      251
                                                                                                                              ======

 Identifiable Assets              601   2,179    1,561         54          146       1,506(6)     565        501      186      7,299
                              ======================================================================================================

 Capital Expenditures
  Development and Other            54     115       55         --            5          --         41          1        3        274
  Exploration                       1      18       25          1           10          --         --         --       --         55
  Proved Property Acquisitions     --      --      164(7)      --           --          --         --         --       --        164
                              ------------------------------------------------------------------------------------------------------
                                   55     133      244          1           15          --         41          1        3        493
                              ======================================================================================================

Notes:
(1) Includes results of operations from producing activities in Nigeria and Colombia.

(2) Includes results of operations from a natural gas-fired generating facility in Alberta. In 2002, these results were included in Corporate and Other.

(3) Includes interest income of $2 million and foreign exchange losses of $9 million.

(4)  Includes exploration activities primarily in Nigeria and Colombia.

(5)  Includes Yemen cash taxes of $51 million.

(6) Approximately 84% of Marketing's identifiable assets are accounts receivable.

(7) On March 27, 2003 we acquired the residual 40% interest in Aspen in the Gulf of Mexico for US $109 million.

MARCH 31, 2002

(Cdn$ millions)

                                                                                                                CORPORATE
                                                                                                                      AND
                                                    OIL AND GAS                              SYNCRUDE  CHEMICALS    OTHER(1)   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                UNITED                OTHER
                                YEMEN  CANADA   STATES  AUSTRALIA COUNTRIES(2)   MARKETING
                              ------------------------------------------------------------
 Net Sales                        164     138       61         22           19          --         50         85        2        541
 Marketing and Other               --       1       --         --           --         117         --          1        3 (3)    122
 Gain on Disposition of Assets     --      --       --         --           --          --         --         --       13 (4)     13
                              ------------------------------------------------------------------------------------------------------
 Total Revenues                   164     139       61         22           19         117         50         86       18        676
 Less: Expenses
  Operating                        19      41       23         14            5          --         27         55        2        186
  Transportation and Other         --      --       --         --           --         104         --         10        2        116
  General and Administrative        1       7        2         --            5           7         --          5       11         38
  Depreciation, Depletion and
    Amortization                   38      65       32         11           12           2          3         13        4        180
  Exploration                       3      13       15         --            6 (5)      --         --         --       --         37
  Interest                         --      --       --         --           --          --         --         --       23         23
                              ------------------------------------------------------------------------------------------------------
 Income (Loss) before Income
  Taxes                           103      13      (11)        (3)          (9)          4         20          3      (24)        96
                              ======================================================================================================
 Less: Provision for Income
  Taxes (6)                                                                                                                       31
                                                                                                                              ------
 Net Income                                                                                                                       65
                                                                                                                              ======

 Identifiable Assets              553   2,188      976         74          188         766 (7)    405        528      175      5,853
                              ======================================================================================================

 Capital Expenditures
  Development and Other            43      92       79         15           10          --         21         16        8        284
  Exploration                      14      21       21         --            7          --         --         --       --         63
                              ------------------------------------------------------------------------------------------------------
                                   57     113      100         15           17          --         21         16        8        347
                              ======================================================================================================

NOTES:

(1) Includes results of operations from a natural gas-fired generating facility in Alberta.

(2)  Includes results of operations from producing activities in Nigeria.

(3) Includes interest income of $2 million and foreign exchange gains of $1 million.

(4) The Moose Jaw asphalt operation was disposed of on January 2, 2002 for proceeds of $27 million, plus working capital.

(5)  Includes exploration activities primarily in Nigeria and Colombia.

(6)  Includes Yemen cash taxes of $37 million.

(7) Approximately 67% of Marketing's identifiable assets are accounts receivable.

10.      DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING
         PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. Canadian principles differ from US GAAP as follows:

(a)      UNAUDITED CONSOLIDATED STATEMENT OF INCOME

                                                                              THREE MONTHS
                                                                              ENDED MARCH 31
                                                                              2003    2002
--------------------------------------------------------------------------------------------
Net Income - Canadian GAAP                                                     251      65
Impact of US Principles:
    Dividends on Preferred Securities, Net of Income Tax
       of $7 million (2002 - $7 million)(i)                                    (11)    (11)
    Depreciation, Net of Income Tax of $1 million
       (2002 - $nil) (ii); (viii)                                              (14)    (12)
                                                                         -------------------
Net Income - US GAAP, before Cumulative Effect of a
       Change in Accounting Principle                                          226      42
Cumulative Effect of a Change in Accounting Principle
       on periods up to December 31, 2002, Net of Income
       Tax of $25 million (viii)                                               (37)      --
                                                                         -------------------
Net Income - US GAAP (vii)                                                     189       42
                                                                         ===================

Earnings per Common Share - US GAAP ($/share)
    Basic                                                                     1.53     0.35
                                                                         ===================
    Diluted                                                                   1.53     0.34
                                                                         ===================

Pro forma Earnings - Fair-value Method of Accounting for Stock Options
Net Income
    As Reported                                                                189      42
      Less: Fair Value of Stock Options                                          6       6
                                                                         -------------------
    Pro Forma                                                                  183      36
                                                                         ===================

Earnings Per Common Share ($/share)
    Basic as Reported                                                         1.53     0.35
                                                                         ===================
    Pro Forma                                                                 1.48     0.30
                                                                         ===================

    Diluted as Reported                                                       1.53     0.34
                                                                         ===================
    Pro Forma                                                                 1.48     0.29
                                                                         ===================


(b)      UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                              THREE MONTHS
                                                                              ENDED MARCH 31
                                                                              2003    2002
--------------------------------------------------------------------------------------------
Net Income - US GAAP                                                          189      42
    Translation Adjustment, Net of Income Tax of $34 million
        (2002 - $nil) (i); (iv)                                               (25)     (1)
    Unrealized Mark-to-Market Gains, Net of Income Tax
        of $2 million (2002 - $nil) (iii)                                       3      --
                                                                       --------------------
Comprehensive Income                                                          167      41
                                                                       ====================

c)       UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                        MARCH 31, 2003                   DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------------------
                                                                   CANADIAN           US             CANADIAN             US
                                                                       GAAP         GAAP                 GAAP           GAAP
                                                               -------------------------------------------------------------
Assets
    Accounts Receivable (iii)                                         1,665        1,672                  988            990
    Property, Plant and Equipment, Net (ii); (viii)                   4,988        5,293                4,863          5,064
    Deferred Charges and Other Assets (i); (v)                           79           81                   69             70

Liabilities and Shareholders' Equity
    Accounts Payable and Accrued Liabilities (iii); (vi)              1,736        1,742                1,194          1,200
    Long-Term Debt (i); (v)                                           1,812        2,495                1,844          2,575
    Future Income Tax Liabilities (i) - (viii)                          935          922                  873            876
    Dismantlement and Site Restoration (viii)                           188           --                  191            191
    Asset Retirement Obligation (viii)                                   --          370                   --             --
    Preferred Securities (i)                                            724           --                  724             --
    Retained Earnings (i); (ii); (v); (viii)                          1,300        1,460                1,069          1,280
    Cumulative Foreign Currency Translation
      Adjustment (iv)                                                    50           --                  115             --
    Accumulated Other Comprehensive Income (i); (iii);
      (iv); (vi)                                                         --           70                   --             92
                                                               -------------------------------------------------------------

(d)      UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

Under US principles, dividends on preferred securities of $18 million for the three months ended March 31, 2003 (March 31, 2002 - $18 million) that are included in financing activities would be reported in operating activities.

Under US principles, geological and geophysical costs of $13 million for the three months ended March 31, 2003 (March 31, 2002 - $20 million) that are included in investing activities would be reported in operating activities.

NOTES:

i. Under US principles, the preferred securities are classified as long-term debt rather than shareholders' equity. The pre-tax dividends are included in interest expense, and the related income tax is included in the provision for income taxes in the Unaudited Consolidated Statement of Income. The related pre-tax issue costs are included in deferred charges and other assets rather than as an after-tax charge to retained earnings. The foreign-currency translation gains or losses are included in accumulated other comprehensive income in the Unaudited Consolidated Balance Sheet. The pre-tax dividends are included in operating activities in the Unaudited Consolidated Statement of Cash Flows.

ii. Under US principles, the liability method of accounting for income taxes was adopted in 1993. In Canada, the liability method was adopted in 2000. Under US principles, the adjustment on initial adoption was included in property, plant and equipment rather than retained earnings. This increases depreciation expense under US principles.

iii. Under US principles, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met.

         CASH FLOW HEDGES: Changes in the fair value of derivatives that are designated as cash flow hedges are recognized in earnings in the same period as the hedged item. Any fair value change in a derivative before that period is recognized on the balance sheet. The effective portion of that change is recognized in other comprehensive income with any ineffectiveness recognized in net sales on the income statement. Included in accounts receivable at March 31, 2003 is $5 million (December 31, 2002 - $nil) fair value for the forward contracts used to hedge a portion of our cash flow. The contracts limit our exposure to fluctuations in commodity prices by fixing our cash flow from the hedged production, as described in Note 5. As of March 31, 2003, the fair value included in accumulated other comprehensive income was an unrealized gain of $3 million, net of income taxes. Approximately $2 million of the unrealized gain will be moved to net sales in the next nine months as the underlying production is delivered or the hedge expires. For the period ended March 31, 2003, gains related to the ineffectiveness of cash flow hedges were included in net sales and were immaterial.

         FAIR VALUE HEDGES: Both the derivative instrument and the underlying commitment are recognized on the balance sheet at their fair value. Any changes in the fair value are reflected net in earnings. Included in both accounts receivable and accounts payable at March 31, 2003 is $2 million (December 31, 2002 - $2 million) related to fair value hedges. The hedges convert fixed prices for physical delivery of natural gas into a floating price through a fixed to floating swap. The impact on earnings is immaterial.

iv. Under US principles, a derivative and a cash instrument cannot be designated in combination as a net investment hedge. Changes in fair value and foreign exchange gains and losses on our US $37 million currency swap are included in earnings.

v. Under US principles, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred charges and other assets.

vi. Under US principles, the amount by which our accrued pension cost is less than the unfunded accumulated benefit obligation is included in comprehensive income and accrued pension liabilities. This amount was $4 million at March 31, 2003.

vii. Under US principles, gains and losses on the disposition of assets are shown as operating expenses rather than revenues. viii. On January 1, 2003 we adopted Financial Accounting Standards Board (FASB) Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143) for US GAAP reporting purposes. FAS 143 requires recognition of a liability for the future retirement obligations associated with our property, plant and equipment, which includes oil and gas wells and facilities, and chemicals plants. These obligations, which generally relate to dismantlement and site restoration, are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until we expect to settle the retirement obligation.

         This change in accounting policy has been reported as a cumulative effect adjustment in the Consolidated Statement of Income. Under the old accounting rules, our results would have been:

                                                                 THREE MONTHS
                                                               ENDED MARCH 31
                                                                         2003
  ----------------------------------------------------------------------------
  Net Income
      As Reported                                                         189
        Cumulative Effect of Change in Accounting Principle,
           Net of Income Taxes of $25 million                              37
        Additional Depreciation, Depletion and Amortization,
           and Accretion, Net of Income Taxes of $1 million                 2
                                                               ---------------
      Adjusted                                                            228
                                                               ===============

  Earnings per Common Share ($/share)
      Basic as Reported                                                  1.53
                                                               ===============
      Adjusted                                                           1.85
                                                               ===============

      Diluted as Reported                                                1.53
                                                               ===============
      Adjusted                                                           1.84
                                                               ===============

  Had FAS 143 been applied during all periods presented, our asset retirement obligation, including current obligations of $14 million at December 31, 2002 and March 31, 2003, would have been reported as follows:

                                                        AS REPORTED    PRO-FORMA
    ----------------------------------------------------------------------------
      January 1, 2002                                           182          364
      December 31, 2002                                         205          390
      March 31, 2003                                            384          384
                                                        ------------------------

  We own interests in several assets for which the fair value of the asset retirement obligation cannot be reasonably determined because the assets currently have an indeterminate life. These assets include our interests in two gas plants and our interest in Syncrude's upgrader and sulfur pile. The asset retirement obligation for these assets will be recorded in the first year in which the lives of the assets are determinable.

  Had FAS 143 been applied during all periods presented, our March 31, 2002 results would have been reported as follows:

                                                                    THREE MONTHS
                                                                  ENDED MARCH 31
                                                                            2002
  ------------------------------------------------------------------------------
  Net Income
    As Reported                                                               42
      Less: Additional Depreciation, Depletion and Amortization,
       and Accretion, Net of Income Taxes of $nil                              1
                                                                     -----------
    Adjusted                                                                  41
                                                                     ===========

  Earnings per Common Share ($/share)
    Basic as Reported                                                       0.35
                                                                     ===========
    Adjusted                                                                0.34
                                                                     ===========

    Diluted as Reported                                                     0.34
                                                                     ===========
    Adjusted                                                                0.33
                                                                     ===========


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